Exhibit 99.1
News Release

A.P. PHARMA REGAINS COMPLIANCE WITH NASDAQ
GLOBAL MARKET LISTING REQUIREMENTS

REDWOOD CITY, Calif. (June 25, 2007) – A.P. Pharma, Inc. (NASDAQ:APPA), a specialty pharmaceuticals company, today announced that based on the recent completion of a public offering of 24,393,939 shares of its common stock at a public offering price of $1.65 per share, the Company believes it has regained compliance for continued listing on the NASDAQ Global Market by satisfying the NASDAQ's minimum stockholders' equity requirement of the NASDAQ Marketplace Rule 4450(a)(3).  NASDAQ will continue to monitor the Company's ongoing compliance with the stockholders' equity requirement.

As background, A.P. Pharma reported on May 15, 2007 that the Company was advised by the NASDAQ Listing Qualifications Department that NASDAQ was reviewing the Company's eligibility for continued listing on the NASDAQ Global Market as the Company did not comply with the NASDAQ's minimum $10 million stockholders' equity requirement set forth in Marketplace Rule 4450(a)(3) as of March 31, 2007.

As NASDAQ requested, the Company submitted a specific plan to achieve and sustain compliance with all NASDAQ Global Market Listing Requirements, including the minimum shareholders' equity standard.

NASDAQ acknowledged that the Company had provided a definitive plan evidencing its ability to achieve and sustain compliance with Rule 4450(a)(3) subject to the Company completing the public offering.

About A.P. Pharma
A.P. Pharma is a specialty pharmaceutical company focused on the development of ethical (prescription) pharmaceuticals utilizing its proprietary polymer-based drug delivery systems. The Company's primary focus is the development and commercialization of its bioerodible injectable and implantable systems under the trade name Biochronomer™. Initial target areas of application for the Company's drug delivery technology include anti-nausea, pain management, anti-inflammation and DNA/RNAI applications. For further information visit the Company's web site at www.appharma.com.

Forward-looking Statements
This news release contains "forward-looking statements" as defined by the Private Securities Reform Act of 1995. These forward-looking statements involve risks and uncertainties including uncertainties associated with maintaining compliance with NASDAQ rules, timely development, approval, launch and acceptance of new products, satisfactory completion of clinical studies, establishment of new corporate alliances, progress in research and development programs and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated dates. We do not intend to update them except as required by law.

Investor Relations Contacts:	Company Contacts:
Lippert/Heilshorn & Associates	Gregory Turnbull
Don Markley (dmarkley@lhai.com)	President and Chief Executive Officer
(310) 691-7100	(650) 366-2626

Michael O’Connell
Chief Financial Officer and
Chief Operating Officer
(650) 366-2626